Exhibit 10(m)

                     PROMISSORY NOTE AND GRID LOAN AGREEMENT




Whereas, Gerald C. Rittenberg is the Chief Executive Officer of Amscan Holdings, Inc. ("Amscan") and Mr. Rittenberg wishes to borrow from time to time from Amscan up to one million dollars ($1,000,000)

                                       and
Whereas, Amscan is willing to lend to Mr. Rittenberg such amounts on the terms and conditions set forth below, the parties agree as follows:

Amscan will lend to Mr. Rittenberg such amounts as he may request from time to time in increments of $100,000, up to a total of $1,000,000. Repayments of borrowings hereunder shall likewise be in increments of $100,000. Such borrowings and repayments shall be recorded on the form of Grid Loan Note attached hereto.

Any amounts borrowed hereunder, shall bear interest at Amscan's incremental borrowing rate in effect during the time such loan amount is outstanding. Interest shall be due and payable on the third business day following the end of each calendar quarter.

Furthermore, any amounts due under any borrowing, including interest, shall be secured by a lien on the equity interests which Mr. Rittenberg has in Amscan. Mr. Rittenberg agrees that he shall execute for the benefit of Amscan such documents and perform such acts, as necessary to perfect Amscan's security interest in this equity collateral. Notwithstanding such lien, Mr. Rittenberg shall also remain personally liable for any amounts outstanding hereunder along with accrued interest.

In the event of a default represented by failure to pay any amounts when due, Amscan reserves the right to pursue such personal recourse at its election irrespective of the equity lien.

This agreement shall terminate and all amounts due hereunder including accrued interest shall be due and payable upon the earlier of Mr. Rittenberg's termination of employment for any reason or December 31, 2001.

Dated   October 1, 1999



/s/ Terrence O'Toole                          /s/ Gerald C. Rittenberg
--------------------------------              ----------------------------------

Amscan Holdings Inc.                          Gerald C. Rittenberg
by: Terrence O'Toole, Chairman